Contango Completes $50 Million Sale of South Texas Properties

   HOUSTON--December 29, 2004--Contango Oil & Gas Company
(AMEX:MCF) announced today that it has completed the sale of substantially all of its south Texas natural gas and oil interests to Edge Petroleum Corporation (Nasdaq:EPEX) for $50 million. The sale was approved by a majority of the Company's stockholders at a Special Meeting of Stockholders on Dec. 29, 2004. Pre-tax proceeds to Contango after netting adjustments will equal approximately $43.2 million. Adjustments were made for net revenues that Contango received for production occurring after July 1, 2004, the effective date of sale, up to the closing date of Dec. 29, 2004. The Company estimates taxes owed as a result of this sale at approximately $8 million. The Company has no debt and estimates it will have net proceeds after taxes of $35 million.
   Following the sale, the Company has remaining production of approximately 2,300 MMBtue per day. Based on current prices and production rates, the Company anticipates production revenues of $300,000 to $400,000 per month, a level believed to be sufficient to pay our ongoing estimated general and administrative expenses of $200,000 per month.
   Initially, the Company expects to invest the proceeds from the sale in short-term U.S. government and investment grade debt securities. These funds will provide working capital for ongoing operations and will allow us to continue investing in our existing onshore exploration programs and to maintain our 10% limited partnership interest in the Freeport LNG plant, including any potential expansion in the plant's capacity.
   Kenneth R. Peak, Contango's chairman and chief executive officer, said, "We currently expect that we will participate in approximately 20 onshore wells in calendar year 2005. Our estimated share of dry hole costs for these wells is approximately $10 million.
   "Additionally, the funds will enable the Company to consider acquiring a 5% to 20% working interest position on a prospect by prospect basis in offshore Gulf of Mexico exploration opportunities developed by our two partially owned subsidiaries, Republic Exploration, LLC (REX) and Contango Offshore Exploration, LLC (COE). In the offshore our two partially owned subsidiaries, REX and COE, are scheduled to be carried in four deep shelf wells in calendar year 2005. Our EI-113B exploratory well is expected to begin production in the summer of 2005. Contango anticipates monthly net revenues of about $150,000.
   "We expect to increase our investment in Contango Capital Partners Fund I by about $1.5 million in January 2005, bringing our total investment in Contango Capital related ventures to $2.1 million. Contango Capital has made and expects to close several transactions in fuel cell and hydrogen generation technologies. Trulite, one of Contango Capital's primary investments, has made significant progress in developing its portable fuel cell and expects to launch commercial products in calendar year 2005. Contango Capital expects to close Fund I at a value of approximately $10 million by January 2005."
   Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., which is developing 1.5 billion cubic feet per day of natural gas capacity at its LNG terminal to be constructed in Freeport, Texas, and a 32% interest in Contango Capital Partnership Management, LLC, which was formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our Web page at www.contango.com.
   This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com